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                                                                      EXHIBIT 4



THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS NOTE MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH REGISTRATION OR QUALIFICATION AS MAY BE NECESSARY UNDER THE SECURITIES LAWS OF ANY STATE, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.


                          MINDSPRING ENTERPRISES, INC.

                               CONVERTIBLE NOTE,

                             DUE SEPTEMBER 1, 1997





$9,929,000.00                                                  September 1, 1996


         FOR VALUE RECEIVED, the undersigned, MINDSPRING ENTERPRISES, INC., a Delaware corporation (herein called the "Company"), hereby promises to pay to PSINET, INC., a New York corporation, or registered assigns (hereinafter called the "Payee"), the principal sum of Nine Million Nine Hundred Twenty Nine Thousand Dollars ($9,929,000.00) (the "Principal", which shall be subject to increase or decrease as set forth below), together with interest on the unpaid principal amount hereof from the date hereof, until paid in full, said interest to be due and payable on the first anniversary of the date of this Note, when the entire balance of this Note shall be due and payable in full, equal to the interest rate published as the "prime rate" in the "Money Rates" section of The Wall Street Journal (the "PRIME RATE") plus three percent (3%). In no event, however, shall this Note bear interest in excess of the maximum rate of interest permitted by applicable law. All payments hereunder shall be made in lawful money of the United States of America, and shall be subject to the offset and deduction provisions described herein.

         In the event of a change in the Prime Rate, interest on the outstanding principal balance hereof will be adjusted accordingly, it being the intent hereof that the rate of said interest shall increase or decrease simultaneously with and to the same extent as an increase or decrease in the Prime Rate. Should The Wall Street
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Journal during the term hereof abolish or abandon the practice of publishing the Prime Rate, then the Prime Rate used during the remainder of said term shall be the rate from time to time announced by Citibank, N.A. as its "prime rate".

         In the event that this Note is not redeemed in full within ninety (90) days after the date of this Note, the Principal shall increase by five percent (5%) of the Principal then outstanding. The Principal shall increase in a like manner each ninety (90) days thereafter that this Note is note redeemed in full.

Late Charges

         If the entire amount of any principal payment and/or interest is not paid in full within five (5) days after the date when due, the Company shall pay to the Payee a late fee equal to two percent (2%) of the amount not paid.

Sale of Note; Transfer of Securities

         Neither this Note nor the shares of Common Stock issuable upon exercise of the conversion rights herein have been registered under the Securities Act of 1933, as amended (the "1933 Act") or under the securities laws of any state. Neither this Note nor any such shares, when issued, may be sold, transferred, pledged or hypothecated in the absence of (1) an effective registration statement for this Note, or the shares, as the case may be, under the 1933 Act, and such registration or qualification as may be necessary under the securities laws of any state, or (2) an opinion of counsel in form and substance reasonably satisfactory to the Company that such registration or qualification is not required. The Company may cause the certificate or certificates evidencing all or any of the shares issued upon exercise of the conversion rights contained in this Note before such registration and qualification of such shares to bear the following legend:

                 "The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state. The shares may not be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the Securities Act of 1933, as amended, and such registration or qualification as may be necessary under the securities laws of any state, or an opinion of counsel reasonably satisfactory to the Company that such registration or qualification is not required."

         This Note shall be registered on books of the Company that shall be kept at its principal office for that purpose, and shall be transferable only on such books by the registered owner hereof in person or by duly authorized attorney upon surrender of this Note properly endorsed, and only in compliance with the next preceding paragraph hereof.





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Redemption

         The Company may redeem this Note, by payment, in the case of full redemption, in full of the entire principal amount thereof then outstanding, together with all interest accrued thereon until the date of redemption. In the case of any partial redemption hereof, payments shall be applied first to payment of any accrued interest owing hereunder, and then against principal owing hereunder.

Conversion

         In the event that this Note is not redeemed in full by the first anniversary of the date of this Note, the registered owner of this Note is hereby given the right to convert all, but not less than all, of the total amount due under this Note into fully paid and nonassessable shares of the common stock, $0.01 par value per share, of the Company (the "Common Stock") as follows:

                 (1) Conversion Price. The registered owner of this Note shall receive one share of Common Stock for a price equal to the closing price of the common stock of the Company traded on the Nasdaq Stock Market as of the end of the trading day on the Second Closing Date, provided, however, that if the Second Closing Date has not occurred, then as of the end of the trading day on the First Closing Date (as defined in the Purchase Agreement).

                 (2) Procedure for Conversion. In order to exercise the conversion privilege, the registered owner shall surrender this Note to the Company at its main office, accompanied by written notice to the Company that such owner elects to convert the total amount due under this Note and an opinion of counsel in form and substance satisfactory to the Company that the issuance of shares of Common Stock upon such conversion has been registered under the 1933 Act and registered or qualified as necessary under applicable state securities laws, or that such registration and qualification are not required. As promptly as practicable after the receipt of such notice and opinion and surrender of this Note as aforesaid, the Company shall issue and deliver to the registered owner a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of this Note (or specified portion hereof). Such conversion shall be deemed to have been effected at the close of business on the date on which such notice shall have been received by the Company and this Note shall have been surrendered as aforesaid. If this Note is converted in part only, upon such conversion the Company shall execute and deliver to the Payee, at the expense of the Company, a new Note in principal amount equal to the unconverted portion of this Note. No fractional shares shall be issued upon conversion of this Note and any portion of the principal or interest hereof that would otherwise be convertible into a fractional share shall be paid in cash.





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         The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock sufficient to permit the exercise in full by the registered owner of this Note of its conversion rights hereunder.

         Notwithstanding the foregoing, in no event shall this Note be convertible into Common Stock if, as a result of such conversion, the aggregate amount of Common Stock that would be issued pursuant to the Notes (as such term is defined in the Purchase Agreement, as defined herein) exceeds 19.9% of the issued and outstanding Common Stock as of June 28, 1996, unless approval by the Company's stockholders has been obtained. In addition, if the approval of the Company's stockholders referred to in the immediately preceding sentence has not been obtained by the time this Note would otherwise be convertible as provided above, the registered owner of this Note may convert this Note in part on the terms and conditions set forth in this section entitled "Conversion" (with the written notice of conversion to specify the amount to be converted); provided, however, that if the registered holder of this Note converts this
Note in part pursuant to this sentence, the registered holder shall present to Buyer for conversion the Note representing the unconverted balance of this Note within ten (10) days following receipt of written notice from Buyer that the stockholders consent referred to in the immediately preceding sentence has been obtained.

Default

         In case of the failure to pay, when due, the principal, any interest, or any other sum payable hereunder, and continuance of such failure for five
(5) business days after the date on which such principal, interest or other sum is due (whether upon maturity hereof, upon any installment payment date, upon any prepayment date, upon acceleration, or otherwise), the Payee may declare this Note to be due and payable in full.

Miscellaneous

         Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note, if mutilated, the Company will make and deliver a new Note of like tenor in the principal amount of this Note then outstanding in lieu of such Note. Any Note so made and delivered shall be dated as of the date to which interest has been paid on the Note lost, stolen, destroyed or mutilated.

         The Company shall have the right to offset and/or deduct, from time to time and at any time, any amounts of principal or interest payable under this Note against Losses (as defined in the Asset Purchase Agreement by and between the Company and Payee, dated as of June 28, 1996 ("Purchase Agreement", which term





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shall include all amendments thereto)) asserted against, resulting to, imposed upon or incurred by the Company for which the Company has a right or claim for indemnification pursuant to ARTICLE 10 of the Purchase Agreement.

         The Company hereby waives presentment, demand, notice, protest and other demands and notices in connection with the delivery, acceptance or enforcement of this Note.

         No delay or omission on the part of the Payee in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note, and a waiver, delay or omission on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

         The Company hereby agrees to pay on demand all costs and expenses, including, without limitation, reasonable attorneys' fees and legal expenses, incurred or paid by Payee in enforcing this Note.

         The terms of this Note shall be governed by and construed in accordance with the laws of the State of New York (but not including the choice of law rules thereof).

         This Note shall not be valid or obligatory for any purpose until authenticated by the execution hereof by the Chairman, President or a Vice President of the Company and registered upon the books of the Company as hereinabove provided.





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         IN WITNESS WHEREOF, MINDSPRING ENTERPRISES, INC., a Delaware
corporation, has caused this Note to be signed in its corporate name by its President or a Vice President, by authority duly given, all as of the day and year first above written.

                                         MINDSPRING ENTERPRISES, INC.



                                         By: /s/ Charles M. Brewer
                                            --------------------------
                                         Title: Chairman and CEO
                                               -----------------------





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